EXPLANATORY NOTE

Temple-Inland Inc. sold its strategic timberland on October 31, 2007 for $2.38 billion. The total consideration consisted almost entirely of notes due in 2027 issued by the buyer of the timberland. The notes are secured by $2.38 billion of irrevocable standby letters of credit issued by four banks, which are required to maintain a credit rating on their long-term unsecured debt of at least A+ by S&P and A1 by Moody’s. The letters of credit are secured by the buyer’s long-term deposits with the banks of $2.38 billion of cash and cash equivalents.

There are 20 notes issued the buyer of the timberland, all of which have substantially identical terms.  The attached exhibit is a form of these notes.

FORM OF TIMBER NOTE

PURCHASE NOTE NO. [L-___]/[T-___]

$[_____________] October 31, 2007

FOR VALUE RECEIVED, the undersigned, Crown Pine Buyer [___], L.P., a Delaware limited partnership (the “Maker”), hereby promises to pay to the order of TIN Inc., a Delaware corporation (the “Initial Holder”), or its successors and registered assigns (the Initial Holder and any such successor or assign being referred to herein as the “Holder”), in immediately available funds, the principal amount of $[________________] ([_______________________] and [___]/100 United States Dollars), together with interest thereon at the Interest Rate (as defined below), such interest payable in arrears on each Interest Payment Date (as defined below) from and including the date hereof to but excluding the date this Purchase Note is paid in full.  The principal amount of this Purchase Note (also referred to herein as this “Purchase Note”) is due and payable on October 31, 2027 (the “Maturity Date”).  In certain events hereinafter described, this Purchase Note may become due and payable prior to its stated maturity.

This Purchase Note is not subject to redemption or prepayment at the election of the Maker prior to maturity, in whole or in part.

This Purchase Note is one of the Purchase Notes delivered or to be delivered by the Maker pursuant to the Purchase Agreement (the “Purchase Notes”).

This Purchase Note is made and delivered by Maker in partial payment of the [Timber Price/Land Price] as defined in the Purchase Agreement.  The principal amount of this Purchase Note shall not be adjusted for any adjustment to the Closing Purchase Price (as defined in the Purchase Agreement) after the date hereof, for any claims or other matters arising under the Purchase Agreement after the date hereof or for any other reason.

All payments of principal and interest in respect of this Purchase Note and other amounts owed by the Maker hereunder shall be made in U.S. Dollars in immediately available funds to the order of the Holder by wire transfer to such account as may be specified from time to time by the Holder to the Maker in writing or, at the option of the Holder hereof, by check to such address as the Holder shall have designated to the Maker in writing.  If any payment of principal of, or interest on, or any other amount owed by the Maker under this Purchase Note becomes due and payable on a day other than a Business Day (as defined below), the maturity thereof shall be extended to the next succeeding Business Day (unless such Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Business Day).  If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

This Purchase Note is entitled to the benefits of the Irrevocable Standby Letter of Credit No. [___________] (as amended, the “Letter of Credit”) of [LC Bank] (the “Bank”), in the initial Base Amount (as defined in the Letter of Credit) of $[__________] and subject to periodic increase and decrease as provided therein.  The Letter of Credit expires on November 15, 2027 unless earlier terminated as set forth therein.

At any time that the long-term unsecured senior debt obligations of the Bank or any then-existing Substitute LC Bank (as defined below), as applicable, are no longer rated at least A+ by Standard & Poor’s and A1 by Moody’s (a “Substitution Event”), (i) the Holder shall have the right, but not the obligation, by delivering prior written notice to the Maker, to require that the Maker promptly arrange for the issuance of  a substitute standby letter of credit in form and substance satisfactory to Holder (a “Substitute LC,” which term shall include any substitute letter of credit issued to renew or replace any Letter of Credit or then-existing Substitute LC) issued by a bank or other financial institution (a “Substitute LC Bank”) designated as set forth below (a Substitute LC arranged as contemplated in this clause (i), a “Holder Requested Substitute LC”) and (ii) if the Holder has not exercised its right to require (or is not deemed to have required) that the Maker arrange for the issuance of a Holder Requested Substitute LC within thirty (30) days of receipt of notice from the Maker of the occurrence of a Substitution Event, the Maker shall have the right, but not the obligation, by delivering not less than fifteen (15) days prior written notice to the Holder, to arrange for the issuance of a Substitute LC in form and substance satisfactory to Holder issued by a Substitute LC Bank designated as set forth below (a Substitute LC arranged as contemplated in this clause (ii), a “Maker Provided Substitute LC”).  Unless otherwise agreed by the Holder in writing, the long-term unsecured senior debt obligations of the Substitute LC Bank issuing a Maker Provided Substitute LC shall be at least AA- by Standard & Poor’s and Aa3 by Moody’s.

If the holder of any other Purchase Note shall have required the Maker to arrange for the issuance of a substitute letter of credit with respect to, and in accordance with the terms of, such other Purchase Note, the Holder shall be deemed on the same date to have required the Maker to arrange for the issuance of  a Substitute LC with respect to this Purchase Note.  In addition, if the Maker has delivered written notice of the exercise of its right to arrange for the issuance of a substitute letter of credit with respect to, and in accordance with the terms of, any other Purchase Note, the Maker shall be deemed to have concurrently delivered written notice of the exercise of its right to arrange for the issuance of a Substitute LC hereunder.  The Maker shall promptly provide notice to the Holder of its receipt of any request, or of its delivery of written notice of the exercise of its right, to arrange for the issuance of a substitute letter of credit with respect to, and in accordance with the terms of, any other Purchase Note.

If (i) the Holder exercises its right to require (or is deemed to have required) that the Maker arrange for the issuance of a Holder Requested Substitute LC or (ii) the Maker exercises (or is deemed to have exercised) its right to arrange for the issuance of a Maker Provided Substitute LC:

(a)           the Substitute LC arranged with respect to this Purchase Note and each other substitute letter of credit arranged with respect to other Purchase Notes in connection with the same Substitution Event shall be arranged simultaneously and by the same Substitute LC Bank which (x) in the case of a Holder Requested Substitute LC, shall be designated by mutual agreement of the holders of Purchase Notes representing a majority in principal amount of all Purchase Notes or (y) in the case of a Maker Provided

Substitute LC, shall be reasonably satisfactory to holders of Purchase Notes representing a majority in principal amount of all Purchase Notes.

(b)           the Maker shall execute a reimbursement agreement (a “Substitute Reimbursement Agreement”) with the Substitute LC Bank substantially similar in all material respects to that certain Reimbursement Agreement, dated as of October 26, 2007 (the “Reimbursement Agreement”), between the Maker and the Bank relating to the Letter of Credit (except that the Maker shall be entitled to require without modification the language appearing in Section 2(k) of the Reimbursement Agreement and Section 19 of that certain Pledge and Security Agreement, dated as of October 26, 2007 (the “Pledge Agreement”), between the Maker and the Bank relating to the Letter of Credit) and execute such other documents in such form as the Holder or the Substitute LC Bank shall reasonably request, including, without limitation, a pledge agreement (a “Substitute Pledge Agreement”) pursuant to which the Maker shall assign and pledge to the Substitute LC Bank, and grant a security interest to the Substitute LC Bank in, among other things, the Substitute Collateral Note (as defined below), as security for the obligations of the Maker under the Substitute Reimbursement Agreement and the Substitute Pledge Agreement; and

(c)           the Maker shall enforce its right to compel the Bank or then-existing Substitute LC Bank, as applicable, to release its security interest in the collateral pledged with respect to this Purchase Note pursuant to the Pledge Agreement (the “Collateral”), and the Maker shall apply the proceeds of the Collateral to acquire a Collateral Note from the Substitute LC Bank (a “Substitute Collateral Note”), in a principal amount equal to the outstanding principal amount of this Purchase Note.

If the then-existing Letter of Credit is replaced with a Substitute LC, references herein to the Letter of Credit shall be deemed to refer to such Substitute LC, references herein to the Reimbursement Agreement and the Pledge Agreement shall mean the related Substitute Reimbursement Agreement and the related Substitute Pledge Agreement, respectively, and references to the Bank shall be deemed to refer to the related Substitute LC Bank, as the context requires or permits.

As a condition precedent to Maker’s obligation to arrange for the issuance of a Holder Requested Substitute LC, each holder of a Purchase Note shall pay its Holder’s Portion of reasonable costs and out-of-pocket expenses incurred by the Maker in connection with the provision by the Maker of a Holder Requested Substitute LC (the “Substitution Costs”), including without limitation (v) its Holder’s Portion of upfront fees, and the costs of pre-funding, commissions and expenses, payable to the Substitute LC Bank, (w) its Holder’s Portion of reasonable attorneys’ fees and expenses, (x) its Holder’s Portion of breakage costs, if any, incurred in connection with the release of Collateral Notes, if any, (y) if applicable, its Holder’s Portion of the costs of pre-funding reserves as necessary to supplement the cash flow provided by a Substitute Collateral Note in order to provide adequate cash flow, taking into account the effect of any interest rate protection agreement to which the Maker is party, if any, to pay all interest payable on this Purchase Note and (z) if the Bank or Substitute LC Bank requires Maker to enter a new, or modify the then-existing, interest rate protection agreement, the Holder’s Portion of the fees, commissions and expenses payable to the provider of such interest rate protection agreement in connection therewith; provided, however, that the holder of relevant Purchase Notes (including the Holder) together shall only be required to reimburse upfront fees, and the costs of prefunding reserves for the fees, commissions and expenses, payable to the Substitute LC Bank to the extent the aggregate amount of such upfront fees and reserves exceeds the amount, if any, reserved by Maker at such time to pay for commissions and expenses remaining to be paid, if any, to the Bank; and provided further that the amount of Substitution Costs to be reimbursed by the Holder shall be reduced by the amount standing to the credit of the Replacement Reserve Account, if any.

The Maker shall bear all Substitution Costs incurred in connection with the provision of a Maker Provided Substitute LC.

Any substitution of a Letter of Credit in connection with the provision by the Maker of a Holder Requested Substitute LC shall be conditioned on the payment by the holders of all Purchase Notes of their respective Holder’s Portions of the Substitution Costs incurred by the Maker in connection with the provision by the Maker of such Holder Requested Substitute LC.  Any substitution of a Letter of Credit in connection with the provision by the Maker of a Maker Provided Substitute LC shall be conditioned on the payment by Maker of all Substitution Costs incurred in connection with the provision of such Maker Provided Substitute LC.

If any of the following events (each, an “Event of Default”) occurs and is continuing for any reason (and whether such occurrence is voluntary or involuntary or comes about or is effected by operation of law or otherwise):

(i)           default in the payment when due (whether at maturity, by acceleration, upon notice of termination of the Letter of Credit or otherwise) of any principal of or interest on this Purchase Note and, in the case of interest only, continuance of such default for 3 Business Days;

(ii)           the filing by the Maker of a petition or answer or consent seeking relief under Title 11 of the United States Code, as now or hereafter in effect, or any other applicable federal or state bankruptcy, insolvency or other similar law, or the consent by the Maker to the institution of proceedings under such Title 11 or any such other law or to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) with respect to the Maker or any part of its property, or the making by the Maker of any assignment for the benefit of creditors, or the failure of the Maker generally to pay its debts as they become due, or the taking of corporate action to authorize any of the foregoing;

(iii)           the entry of a decree or order by a court having jurisdiction for relief in respect of the Maker under Title 11 of the United States Code, as now or hereafter in effect, or any other applicable federal or state bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Maker or any part of its properties, or ordering the winding-up or liquidation of the affairs of the Maker;

(iv)           commencement of an involuntary case or other proceeding against the Maker under Title 11 of the United States Code, as now or hereafter in effect, or any other applicable federal or state bankruptcy, insolvency or other similar law which is not dismissed within 60 days of the commencement of the case or other proceeding;

(v)           receipt of notice from the Bank of repudiation or termination of the Letter of Credit prior to payment in full of this Purchase Note (other than termination of the Letter of Credit upon issuance of a Substitute LC to replace such Letter of Credit);

(vi)           failure by the Maker to comply with any material covenant or agreement contained herein, if such failure shall continue unremedied for 30 days after the Holder delivers written notice of such failure to the Maker;

(vii)           failure by the Maker or Maker Parent to comply with any material covenant or agreement in the Purchase Agreement or the LP Agreement, if such failure shall continue unremedied for 30 days after the Holder delivers written notice of such failure to the Maker; or failure by the Maker GP to comply with any material covenant or agreement in the GP LLC Agreement, if such failure shall continue unremedied for 30 days after the Holder delivers written notice of such failure to the Maker

(viii)           the Letter of Credit has not been replaced by a Substitute LC complying with the requirements of this Purchase Note within 45 days after written notice by the Holder to the Maker of the occurrence of a Substitution Event (whether or not the Holder has exercised its right to require that the Maker arrange for the issuance of  a Holder Requested Substitute LC);

(ix)           the delivery by the Bank of a Timely Reimbursement Failure Notice (as such term is defined in the Letter of Credit);

(x)           the occurrence of an Event of Default under any other Purchase Note; or

(xi)           the insolvency, receivership, conservatorship, reorganization, winding-up, liquidation or other similar occurrence in respect of the Bank under any applicable law;

then, and in every such Event of Default and at any time thereafter during the continuance of such Event of Default, the Holder may, at its option and in addition to any other available remedy, by notice in writing to the Maker, declare this Purchase Note to be immediately due and payable, together with all interest accrued hereon and any other amounts owed by the Maker hereunder, and on delivery of such a notice, the unpaid principal amount of this Purchase Note and all interest accrued to such date, and any other amounts owed by the Maker hereunder, shall forthwith become immediately due and payable without the necessity of any presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Maker; provided, however, that if any Event of Default specified in paragraph (ii), (iii) or (iv) above occurs, this Purchase Note shall forthwith automatically become immediately due and payable, both as to principal and interest, and as to any such other amounts, without any action on the part of the Holder; and provided further, however, that if the Event of Default specified in paragraph (v) above occurs, this Purchase Note shall forthwith automatically become due and payable, both as to principal and interest, and as to any such other amounts, on the fifth (5th)

calendar day following delivery of the notice referred to in paragraph (v) without any action on the part of the Holder unless such notice is rescinded by the Bank prior to such fifth (5th) calendar day.

If any Event of Default described in clause (i) of the definition thereof, or any default in the payment of any other amount becoming due hereunder, by acceleration or otherwise, is continuing, the Maker shall, on demand from the Holder, from time to time, pay interest on such defaulted principal and, to the extent permitted by law, defaulted interest and any other amounts due hereunder, up to the date of actual payment (after as well as before judgment) at a per annum rate equal to the Interest Rate then in effect plus 2% per annum.  In addition, the Maker shall pay to the Holder hereof on demand such additional amounts as shall be sufficient to pay the Holder’s actual and reasonable costs and expenses of collection, including without limitation reasonable attorneys’ fees.

In the event of surrender of this Purchase Note to the Bank upon a drawing under the Letter of Credit, if such a surrender is required, any claim for unpaid interest following the honoring of such drawing shall survive such surrender.

The Maker shall deliver to the Holder:

(x)           as soon as available and in any event within 45 days after the end of each fiscal quarter of the Maker, an unaudited balance sheet of the Maker as of the end of such fiscal quarter and the related statements of income and cash flows for such fiscal quarter, setting forth in each case in comparative form the figures for the corresponding fiscal quarter in the previous fiscal year or the required period, all certified as to fairness of presentation, preparation in accordance with generally accepted accounting principles and consistency by the chief financial officer, treasurer or chief accounting officer of the Maker or of the general partner of the Maker; and

(y)           as soon as available and in any event within 120 days after the end of each fiscal year of the Maker, an unaudited balance sheet of the Maker as of the end of such fiscal year and the related statements of income and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the preceding fiscal year or other required period, all certified as to fairness of presentation, preparation in accordance with generally accepted accounting principles and consistency by the chief financial officer, treasurer or chief accounting officer of the Maker or of the general partner of the Maker.

For so long as Maker Parent owns all of the outstanding interests in the Maker, Maker Parent shall treat this Purchase Note as indebtedness of Maker Parent for all applicable income tax purposes, unless Maker Parent determines in good faith that a change in law occurring after the date of this Purchase Note requires Maker Parent to change such treatment.

The Maker shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence.

The Maker shall take all steps required by the LP Agreement to continue the Maker’s identity as a separate legal entity and to make it apparent to other Persons that the Maker is an entity with assets and liabilities distinct from those of any other Person and shall comply with all of its other obligations under the LP Agreement and the Purchase Agreement.

The Maker will not create, incur, assume or permit to exist any indebtedness, except for (i) indebtedness hereunder and incurred in connection with the Letter of Credit, (ii) indebtedness under the other Purchase Notes delivered pursuant to the Purchase Agreement as well as indebtedness incurred in connection with any letter of credit related to such other Purchase Notes and (iii) any indebtedness incurred pursuant to interest rate protection agreements, if any, entered in respect of interest payable under this Purchase Note or any other Purchase Note.

The Maker will not take any action to create or encourage the making of a market in this Purchase Note or the listing or trading of this Purchase Note on an “established securities market” or otherwise take any action to render this Purchase Note “readily tradable in an established securities market” within the meaning of Treasury Regulation § 15A.453-1(e)(4).

The Maker shall enforce its right to compel the Paying Agent to maintain at the Paying Agent’s address set forth in the Paying Agency Agreement a register in which the name and address of each holder of this Purchase Note, each transfer thereof and the name and address of each transferee shall be registered.

This Purchase Note is a registered note and may be transferred only upon surrender to the Paying Agent (with concurrent written notice to the Maker of the requested transfer) of this Purchase Note for registration and transfer, duly endorsed by, or accompanied by a written instrument of transfer duly executed by, the registered holder hereof or its attorney duly authorized in writing.   Upon surrender of this Purchase Note as above provided, together with the name, address and other information for notices of the transferee, the Paying Agent shall promptly register the transfer, record the transfer on this Purchase Note and deliver the same to the transferee.  A transfer of this Purchase Note shall be effective upon registration of the transfer by the Paying Agent.  Prior to registration of such a transfer, the Person in whose name this Purchase Note is registered shall be deemed the owner and holder thereof for all purposes hereof, and the Maker shall not be affected by any notice or knowledge to the contrary.

Upon request by a transferee of this Purchase Note that a new Purchase Note be issued or upon receipt by the Maker of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of this Purchase Note and (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it, or (b) in the case of a request by a transferee that a new Purchase Note be issued or in the case of mutilation, upon surrender and cancellation of the Purchase Note, within two Business Days thereafter, the Maker shall execute and deliver, in lieu thereof, a new Purchase Note, dated so that no gain or loss of interest shall occur.

No delay, omission or waiver on the part of the Holder in exercising any right hereunder shall operate as a waiver of such right or any other right of the Holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion.  Except as otherwise set forth herein, the rights and remedies of the Holder are cumulative and not exclusive of any rights or remedies the Holder would otherwise have.

The Maker hereby waives diligence, presentment, demand, protest, notice of dishonor and notice of any kind whatsoever, other than those notices specifically required by this Purchase Note.

The Maker’s obligations hereunder are absolute and unconditional and shall not be affected by any circumstance whatsoever, and the Maker hereby agrees to make all payments hereunder in full and when due, whether in respect to principal, interest or any other amount owed by the Maker hereunder, without notice, demand, counterclaim, setoff, deduction, defense, abatement, suspension, limitation, deferment, diminution, recoupment or other right that the Maker may have against the Holder hereof or any other person or entity, and the Maker hereby waives and agrees not to assert any defense (other than payment in accordance with the terms hereof), right of counterclaim, setoff or recoupment, or other right which it may have against the Holder hereof or any other person or entity.

The Maker shall not take any action which would cause any Letter of Credit to terminate prior to the LC Maturity Date.

As used in this Purchase Note, the following terms shall have the following meanings:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person.

“Business Day” means a day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in New York City and London.

“Collateral Note” means a collateral note, deposit or similar instrument issued by the Bank or Substitute LC Bank, as applicable, or an Affiliate of the Bank or Substitute LC Bank, as applicable, which (i) bears interest based on the LIBO Rate for an interest period of three months set two London Business Days prior to the commencement of the relevant interest period, and (ii) provides for payment of interest 5 days prior to the dates set forth for payment of interest under this Purchase Note.

“GP LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Maker GP dated as of October 31, 2007.

“Holder’s Portion” means in connection with the provision by the Maker of a Holder Requested Substitute LC, the principal amount of this Purchase Note divided by the aggregate principal amount of all Purchase Notes then outstanding.

“Interest Payment Date” means the last day of each Interest Period and any other date on which the principal and interest on this Purchase Note is due and payable in full.

“Interest Period” means (i) initially, the period commencing on the date hereof and ending on January 31, 2008 and (ii) thereafter, each period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the third consecutive month ending after the month in which such immediately preceding Interest Period ended.  The determination of Interest Periods shall be subject to the following provisions:

(i)           if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the immediately succeeding Business Day; provided, however, that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day; and

(ii)           no Interest Period shall extend beyond the stated maturity date hereof.

“Interest Rate” means (i) for the first Interest Period [_______]% per annum and (ii) for each Interest Period thereafter a rate per annum equal to the LIBO Rate for such Interest Period plus the Margin.  Interest shall be computed based on the actual number of days in an Interest Period divided by 360.

“LIBO Rate” means, (i) [_______]% per annum for the first Interest Period, and (ii) for any subsequent Interest Period:

(a)           an interest rate per annum appearing on page BBAM on the Bloomberg Terminal (“Page BBAM”) (or any other page that may replace such page from time to time for the purpose of displaying offered rates of leading banks for London interbank deposits in United States dollars) at approximately 11:00 a.m. (London time) on the day that is two London Business Days prior to the commencement of such Interest Period for United States dollar deposits having a tenor equal to the duration of such Interest Period;

(b)           if a rate is not available, the rate per annum determined by the Paying Agent to be the arithmetic mean (rounded, if necessary, to the nearest fifth decimal place (with 5’s being rounded up)) of the respective rates of interest communicated by each of the Reference Banks to the Paying Agent as the rates at which such Reference Banks would offer a United States dollar deposit having a tenor equal to the duration of such Interest Period and an amount at least equal to US$100 million to prime banks in the London interbank market at approximately 11:00 a.m. (London time) on the day that is two London Business Days prior to the commencement of such Interest Period; provided, however, that if less than all Reference Banks provide such rate quotations, then the Paying Agent shall determine the above-mentioned arithmetic mean based on the rates quoted by those Reference Banks that provide such a quotation, and if only one Reference Bank provides such a rate quotation, then the Paying Agent shall use such sole Reference Bank’s quoted rate; or

(c)           if a rate cannot be determined pursuant to the foregoing provisions, the LIBO Rate for such Interest Period shall be the rate per annum determined by the Paying Agent to be the arithmetic mean (rounded, if necessary, to the nearest fifth decimal place (with 5’s being rounded up)) of the respective rates of interest communicated by each of the Reference Banks to the Paying Agent as the rates at which such Reference Banks would offer a United States dollar deposit having a tenor equal to the duration of such Interest Period and an amount at least equal to US$100 million to prime banks in the New York interbank market at approximately 11:00 a.m. (New York City time) on the first day of such Interest Period; provided, however, that if less than all Reference Banks provide such rate quotations, then the Paying Agent shall determine the above-mentioned arithmetic mean based on the rates quoted by those Reference Banks that provide such a quotation, and if only one Reference Bank provides such a rate quotation, then the Paying Agent shall use such sole Reference Bank’s quoted rate.

“London Business Day” means any day on which trading by and between banks in United States Dollar deposits in the London interbank market occurs.

“LP Agreement” means the Amended and Restated Limited Partnership Agreement of the Maker dated as of October 31, 2007.

“Maker GP” means GPB[___] LLC, a Delaware limited liability company.

“Maker Parent” means Crown Pine Parent, L.P., a Delaware limited partnership.

“Margin” means [______]%.

“Moody’s” means Moody’s Investors Service, Inc., and any successor thereto.

“Paying Agent” means The Bank of New York, a New York banking corporation, and any entity that may succeed to The Bank of New York as Paying Agent under the Paying Agency Agreement, dated as of October 26, 2007, among the Maker, The Bank of New York, [LC Bank] and JPMorgan Chase Bank, N.A.

“Person” means any individual, corporation, partnership, joint stock company, association, trust, joint venture or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

“Purchase Agreement” means the Amended and Restated Purchase Agreement dated as of October 31, 2007 among Maker Parent f/k/a Campbell/Southern Parent, LLC, Crown Pine Buyer 1, L.P. f/k/a Campbell/Southern Buyer, LLC, Crown Pine Buyer 2, L.P., Crown Pine Buyer 3, L.P., Crown Pine Buyer 4, L.P. and TIN Inc., as amended from time to time.

“Reference Banks” means The Royal Bank of Scotland plc, Barclays Bank PLC, Société Générale, Déxia Credit Local and The Bank of New York.

“Replacement Reserve Account” means the account of the Maker into which the Maker shall deposit, or cause to be deposited, an amount equal to the cash flow generated by any Collateral Note supporting the Letter of Credit in excess of the cash flow required to pay interest on this Purchase Note, if any, after taking into account any interest rate protection agreement to which the Maker is party.

“Standard & Poor’s” means Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

All notices, requests, demands and other communications required or permitted hereunder shall be given in writing and delivered by hand or by registered or certified mail, or by recognized overnight delivery service, if to the Maker, to:

Crown Pine Buyer [___], L.P.

c/o The Campbell Group, LLC
1 SW Columbia, Suite 1700
Portland, OR 97258
Attention: John S. Gilleland and Mark Simmons
Facsimile: 503-275-9667

and if to the Holder hereof, to such address as may be furnished by such Holder to the Maker in writing with copies to:

TIN Inc.
c/o Temple-Inland Inc.
1300 S. MoPac Expressway
Austin, TX 78746
Attention:  Treasurer
Facsimile: 512-434-8051

or to such other address as may be designated in writing by the Maker or the Holder hereof.

In case any one or more of the provisions hereof should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

This Purchase Note shall bind the Maker and the successors of the Maker, and the term “Maker” herein shall include the successors of the Maker.

The terms of this Purchase Note may be amended from time to time only by the written agreement of the Maker and the Holder.

Notwithstanding anything to the contrary contained in this Purchase Note, but subject to the last sentence of this paragraph, in any action or proceeding brought to enforce any obligation of the Maker under this Purchase Note or to exercise any right or remedy contained in this Purchase Note, no judgment, decree or other remedy shall be enforceable against, nor shall there be any recourse to, nor shall any such judgment or decree be subject to the execution or lien on, (i) any assets of any Affiliate of the Maker, (ii) any assets of any manager, trustee, administrator, officer, director, agent or other representative, stockholder, partner, equity holder, or member (whether direct or indirect) of the Maker or any of their respective successors or assigns (each, a “Maker Party”) or (iii) any assets of any manager, trustee, administrator, officer, director, agent, other representative, stockholder, partner, equity holder, or member (whether direct or indirect) of any Maker Party or any of their respective successors or assigns, nor shall the Holder seek any other relief with respect to Persons described in clauses (i) through (iii) of this paragraph, it being specifically understood and agreed that such Persons shall have no personal liability for the payment of any obligations of the Maker under this Purchase Note.  Notwithstanding anything to the contrary contained in this Purchase Note, but subject to the last sentence of this paragraph, the Holder agrees that neither it, nor any Person acting on its behalf, may assert any claim or cause of action for payment of any of the obligations of the Maker hereunder against any Affiliate of Maker, any Maker Party or any manager, trustee, administrator, officer, director, agent, other representative, stockholder, partner, equity holder, member (whether direct or indirect) of any Affiliate of Maker, any Maker Party or any of their respective successors or assigns.  By accepting this Purchase Note, the Holder agrees that subject to the last sentence of this paragraph, it shall not institute or join any other Person in instituting any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings or other proceedings under U.S. federal or state or other bankruptcy or similar laws (an “Insolvency Proceeding”) against Maker Parent or any other Affiliate of Maker. Nothing in this paragraph shall limit the Holder’s rights and remedies against Maker Parent, any successor obligor of the Limited Partner Note or any obligor of a Transferee Limited Partner Note (each as defined in the LP Agreement) with respect to the Limited Partner Note or Transferee Limited Partner Note or limit the Holder’s right to institute or join any other Person in instituting an Insolvency Proceeding against Maker Parent, any successor obligor of the Limited Partner Note or any obligor of a Transferee Limited Partner Note in respect of the obligations under the Limited Partner Note or Transferee Limited Partner Note.

The Maker and by accepting this Purchase Note, the Holder, each agrees that each Person from time to time holding debt financing of Maker Parent or any other Affiliate of Maker are express third party beneficiaries of the recourse limitations and non-petition agreements set forth in the preceding paragraph.

This Purchase Note and the rights and the duties of the Maker and the Holder hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

CROWN PINE BUYER [___], L.P.

By: GPB[___] LLC, its general partner

By:
      Name:
      Title: